Exhibit 10.1

AMENDMENT TO

ASSURANT, INC.

CHANGE OF CONTROL EMPLOYMENT AGREEMENT

THIS AMENDMENT to the Change of Control Employment Agreement (the “Agreement”) by and between Assurant, Inc., a Delaware corporation, (the “Company”) and [                ] (the “Executive”) is effective as of February 1, 2010. Capitalized terms used herein but not defined shall have the meaning as set forth in the Agreement.

WHEREAS, pursuant to Section 11 of the Agreement, the Agreement may be amended by written agreement executed by the parties; and

WHEREAS, the Company and the Executive have agreed to amend the Agreement to (i) eliminate the additional payment to make the Executive whole on an after-tax basis for (a) any excise tax imposed by Section 4999 of the Code (and any interest and penalties imposed with respect to such excise tax) upon the Payments, and (b) any income taxes (and any interest and penalties imposed with respect to such income taxes) and any excise tax imposed on such additional payment and (ii) reduce the amounts payable under this Agreement by an amount sufficient to reduce the aggregate Parachute Value of the Payments to the Safe Harbor Amount if the aggregate after-tax amount that would be received by the Executive without applying such reduction would be less than the maximum after-tax amount that would be received by the Executive if such reduction were applied.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

Section 8 of the Agreement is amended in its entirety to read as follows:

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that (i) any Payment (or any acceleration of any Payment) to or for the benefit of Executive would be subject to the Excise Tax, and (ii) the reduction of the amounts payable to Executive under this Agreement to the Safe Harbor Amount would provide the Executive with a greater after-tax amount than if such amounts were not reduced, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) by an amount sufficient to reduce the Parachute Value of the Payments to the Safe Harbor Amount. The reduction of the Parachute Value of the Payments, if applicable, shall be made by reducing the payments and benefits under the following sections of this Agreement in the following order: (i) Section 5(a)(1)(B) hereof, (ii) Section 5(a)(1)(A)(v) hereof and (iii) Section 5(a)(2) hereof unless an alternative method of reduction was elected by Executive prior to the date set forth in the first paragraph of this Agreement. If the reductions described in the preceding sentence are not sufficient to reduce the Parachute Value of the Payments to the Safe Harbor Amount, further reduction of the Parachute Value of the Payments shall be made in the manner which has the least economic cost to the Executive.

(b) All determinations required to be made under this Section 8, including the Safe Harbor Amount, whether and when an Excise Tax is due, the amount of Excise Tax and the assumptions to be utilized in arriving at such determinations, shall be made by PricewaterhouseCoopers LLP, or such other nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise

Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Parachute Value of the Payments shall be reduced to the Safe Harbor Amount, it shall furnish Executive with a written opinion to such effect. The determination by the Accounting Firm shall be binding upon the Company and Executive (except as provided in paragraph (c) below).

(c) If it is established pursuant to a final determination of a court or the Internal Revenue Service (the “IRS”) proceeding, which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, Executive by the Company, which are in excess of the limitations provided in this Section 8 (hereinafter referred to as an “Excess Payment”), such Excess Payment shall be deemed for all purposes to be a loan to Executive made on the date Executive received the Excess Payment and Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Executive’s receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section 8. In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to Executive within 10 days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Executive until the date of payment. Executive shall cooperate, to the extent his or her expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment.

(d) Definitions. The following terms shall have the following meanings for purposes of this Section 8.

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iii) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(iv) The “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Compensation Committee of the Board of Directors of the Company, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

[Name]